EXHIBIT 10.21

PROMISSORY NOTE

$100,000	Santa Clara, CA

September 1, 2001

For Value Received,  the undersigned, Stephen T. Lanza (“Borrower”), promises to pay to NeoMagic Corporation, a Delaware corporation (the “Company”), the principal sum of One Hundred Thousand Dollars ($100,000), with interest from the date hereof at a rate of four and (82/100) percent (4.82%) per annum, interest and principal payable on September 1, 2006.  All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of principal.

This Note is a full recourse note against Borrower, and is secured by the net after-tax proceeds of shares of Common Stock of the Company, pursuant to that certain Security Agreement dated as of the date hereof.

Borrower further agrees that, in the event that Borrower’s status as an employee or a consultant with the Company (including a parent or subsidiary of the Company) is terminated for any reason whatsoever prior to payment in full of this Note, the payment and maturity of this Note shall, upon written notice of the Company, be accelerated and all remaining unpaid principal and interest shall become due and payable immediately upon the 45th day following the date of mailing or personal delivery of such notice of the Company.

Subject to any separate employment agreement between Borrower and Company, Borrower understands and acknowledges that this Note does not modify Borrower’s at-will status at the Company and does not constitute an employment agreement or a promise by the Company to continue Borrower’s employment.  Either the Company or the Borrower may terminate such employment relationship at any time, with or without cause.

If an action is instituted for collection of this Note, Borrower agrees to pay court costs and reasonable attorneys’ fees incurred by the holder hereof.

This Note may be prepaid at any time without penalty.  This Note shall be binding upon and inure to the benefit of the Company’s successors and assigns and Borrower’s heirs, executors and administrators.  This Note shall be construed in accordance with and governed by the laws of the State of California applicable to agreements made and to be performed solely within such state.

Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note.

BORROWER ACKNOWLEDGES AND UNDERSTANDS THAT THE RULE 144 HOLDING PERIOD WILL NOT COMMENCE WITH RESPECT TO THE SHARES PURCHASED UNTIL THIS NOTE HAS BEEN PAID OR UNLESS THIS NOTE IS FULLY SECURED BY COLLATERAL OTHER THAN THE SHARES PURCHASED.

Stephen T. Lanza